Exhibit 99.1
ATMI REPORTS FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS
•	4Q revenues down 29% to $70.1 million; diluted EPS of $0.10

•	2008 revenues down 7% to $339.1 million; diluted EPS of $1.04
DANBURY, Conn. — February 4, 2009 — ATMI, Inc. (NASDAQ:ATMI) today reported financial results for the fourth quarter and full year 2008.
Revenues decreased 29% to $70.1 million for the fourth quarter of 2008, compared with $98.4 million in the fourth quarter of 2007. Included in revenues for the fourth quarter of 2008 were approximately $6.3 million of incremental revenues related to a multi-year take-or-pay agreement with a large customer and a contractual settlement with a distributor. Earnings per diluted share were $0.10, compared with $0.40 per diluted share in the fourth quarter of 2007.
Earnings per diluted share for the fourth quarter of 2008 included a net benefit of $0.19 associated with the take-or-pay agreement, the distributor settlement, the settlement of an outstanding insurance claim, and various tax benefits, partially offset by severance costs incurred. The results in the fourth quarter of 2007 included a net benefit of $0.02 from the take-or-pay agreement.
For the year ended December 31, 2008, revenues were $339.1 million, a decrease of 7% from $364.1 million in 2007. Earnings per diluted share decreased to $1.04, from $1.16.
“The fourth quarter turned out far differently than we anticipated. Our key customers experienced weak demand, with many reporting utilization rates well below 50%. We expect this trend to continue at least through the first quarter of 2009,” said Doug Neugold, ATMI’s Chief Executive Officer. “Accordingly, we have implemented further cost reductions to lower our breakeven point. Although we are responding to the near term challenge of reduced volumes, we remain confident about our long-term strategic growth initiatives and, absent further degradation of conditions, intend to maintain our 2009 R&D spending plans.”
“We continue to aggressively manage our expense structure, reviewing it on a regular basis,” said Tim Carlson, ATMI’s Chief Financial Officer. “We have contingency plans to make further expense reductions, depending on the length and severity of the current global industry decline. Our primary financial objective during this downturn is to maintain our strong balance sheet, which gives us financial flexibility and preserves our strategic options in the current challenging business environment.”
“With extremely limited end market visibility, and considering the turmoil and uncertainty in the global economy, we are not currently in a position to provide meaningful earnings guidance near term, or for the full year 2009.”
A conference call (dial-in: 888.822.9375) discussing the company’s recent financial results and business outlook will begin at 11:00 a.m. Eastern time, February 4, 2009. A replay of the call will be available for 48 hours at 800.642.1687 (access code 82021992). An audio webcast of the conference call will be available for 30 days on atmi.com.

ATMI Reports Fourth Quarter and Full Year 2008 Financial Results — Page 2
About ATMI
ATMI Inc. provides specialty materials and high-purity materials handling and delivery solutions to the worldwide semiconductor industry. For more information, please visit http://www.atmi.com.
ATMI, the ATMI logo, and High Productivity Development are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries or both.
Statements contained herein that relate to ATMI’s future performance, including, without limitation, statements with respect to ATMI’s anticipated results of operations or level of business for 2009 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI’s markets; competition, problems, or delays developing, commercializing and delivering new products; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; and other factors described in ATMI’s Form 10-K for the year ended December 31, 2007, and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.
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Contact:	Dean Hamilton, Director, ATMI Investor Relations & Corporate Communications
203.207.9349, Direct
203.794.1100 x4202
dhamilton@atmi.com
TABLES FOLLOW

ATMI Reports Fourth Quarter and Full Year 2008 Financial Results — Page 3
ATMI, INC.
SUMMARY STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues	$70,095	$98,371	$339,063	$364,088
Cost of revenues	37,663	47,195	172,551	182,480

Gross profit	32,432	51,176	166,512	181,608
Operating expenses:
Research and development	10,053	8,110	37,809	29,879
Selling, general, and administrative	20,955	24,820	88,781	99,227

Total operating expenses	31,008	32,930	126,590	129,106

Operating income	1,424	18,246	39,922	52,502

Other income, net	402	1,333	224	6,901

Income before income taxes	1,826	19,579	40,146	59,403

Income taxes	(1,374)	5,961	6,819	18,864

Net income	$3,200	$13,618	$33,327	$40,539

Diluted earnings per share	$0.10	$0.40	$1.04	$1.16

Weighted average shares outstanding	31,661	34,376	32,078	35,093

ATMI Reports Fourth Quarter and Full Year 2008 Financial Results — Page 4
ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	December 31,	December 31,
Balance Sheet Highlights	2008	2007
Assets
Cash & marketable securities (1)	$93,060	$193,697
Accounts receivable, net	42,229	61,405
Inventories, net	55,986	48,885
Other current assets	27,121	23,436

Total current assets	218,396	327,423
Property, plant, and equipment, net	136,425	106,171
Marketable securities, non-current (1)	3,655	—
Other assets	95,026	58,647

Total assets	$453,502	$492,241

Liabilities and stockholders’ equity
Accounts payable	$12,867	$22,735
Other current liabilities	14,997	24,467

Total current liabilities	27,864	47,202
Non-current liabilities	16,303	10,656
Stockholders’ equity	409,335	434,383

Total liabilities & stockholders’ equity	$453,502	$492,241

(1)	Total cash and marketable securities equaled $96.7 million and $193.7 million at December 31, 2008 and December 31, 2007, respectively.